UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2023

CHARGE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41354	90-0471969
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

125 Park Avenue, 25th Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212)921-2100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	CRGE	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

2.04: Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Notice of Default – Guarantee of Indebtedness

As disclosed in our Quarterly Report on Form 10-Q filed on November 8, 2023, Charge Enterprises, Inc. (sometimes referred to herein as “Company”, “we,” “us,” “our”, “Charge” or similar terms) has been involved in disputes with the holders of its notes payable dated May 19, 2021 and December 17, 2021 (collectively, the “Notes”). These disagreements relate to, among other things, the position taken by the holders of the Notes that certain provisions of the securities purchase agreements pursuant to which they purchased the Notes and other of the Company’s securities prohibit the Company from refinancing the Notes and from incurring additional indebtedness following repayment of the Notes without their consent, as well as the holders’ view that the Company’s guarantees of its subsidiaries’ indebtedness could constitute a breach of the securities purchase agreements pursuant to which the holders purchased the Notes and an event of default under the Notes.

On November 15, 2023,  the Company received a letter (the “Default Letter”) from Arena Investors, LP (“Arena”) on behalf of the holders of the Notes alleging that the Company’s guarantee of the obligations of its wholly-owned subsidiaries, Nextridge, Inc. and ANS Advanced Network Services, Inc. under a Loan Agreement with Pioneer Bank entered on October 21, 2022 (the “ANS Facility”) was in violation of certain restrictions on the incurrence or guarantee of indebtedness found in the Securities Purchase Agreements by and between the Company and Arena, dated November 3, 2020, May 19, 2021, and December 17, 2021 (collectively, the “Purchase Agreements”). The Default Letter further alleges that this guarantee, which was incurred over a year ago and disclosed in our Form 8-K, filed on October 27, 2022, constitutes an event of default under the Notes. As of the date of this Report, there are currently no amounts outstanding under the ANS Facility.

The Default Letter claims that an additional $3,345,297.87 in interest (reflecting the difference in the default interest rate of 20% and the interest rate of 7.5% per annum commencing from October 25, 2022 on an aggregate principal amount of $25,847,409.00) and additional legal fees, expenses and other costs of at least $692,216.15 are immediately due and payable. The Default Letter also seeks a 20% per annum late fee on any overdue accrued and unpaid interest pursuant to Section 2(c) of the Notes.  The Default Letter further claims that each purchaser in respect of each relevant Purchase Agreement is owed $11,550,000 as partial liquidated damages. Notwithstanding that the Purchase Agreements provide for liquidated damages of $30,000 per issuance or incurrence of indebtedness, Arena has calculated such partial liquidated damages as $30,000 per day since the date the Company entered into the guarantee.  The Company disagrees with the positions taken by Arena in the Default Letter, including the existence of any default and the calculation of the amount of liquidated damages, and believes it has valid defenses to the matters raised in the Default Letter.

As discussed below, the Company did not pay the principal and accrued interest on the Notes on the stated maturity date. Based on the non-payment upon maturity, the Company is in default of its obligations under the Notes and expects to receive an additional notice of default from Arena.  As of the date of this Current Report on Form 8-K, except for the Default Letter, Arena has taken no action to enforce its rights under the terms of the Purchase Agreements or Notes. We have no assurance Arena will not seek to enforce its rights in the future. Before the receipt of the Default Letter, the Company had been attempting to resolve its disagreements with Arena regarding the Notes.

Based on Arena’s actions over the past several months, including its position that refinancing the Notes and that incurring additional indebtedness following repayment of the Notes is not permitted without their consent, which has prevented us from refinancing the Notes, the Company believes it has multiple potential legal claims against Arena for substantial damages. In fact, the Company received several non-binding term sheets from potential lenders on favorable terms that would have paid off the Notes, and Arena’s interpretation of the loan documents interfered with the ability to secure such financing. The Company is exploring its options and plans to take appropriate actions to preserve and enforce its rights and to pursue available legal remedies.  The Company cannot give any assurance that it will be able to reach an amicable resolution on a timely basis, on favorable terms, or at all. Moreover, an inability to reach resolution may lead to litigation, whether brought by the Company or against the Company. Any such litigation could be expensive, time-consuming, and distracting and no assurance can be provided that the outcome would be satisfactory.

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Non-Payment of Note Principal

As noted above, the stated maturity date of the Notes was November 19, 2023. Despite the ongoing disagreements with the noteholders regarding provisions of the Purchase Agreements that purport to prohibit the Company from refinancing the Notes or incurring additional indebtedness following repayment of the Notes without the holders’ consent and the disagreement related to potential defaults discussed above, it was the Company’s intention to repay the principal and accrued interest (without taking into account any alleged default interest or fees) on the Notes at or prior to maturity. However, while preparing to access funds in its investment accounts and liquidate marketable securities for the Notes repayment, the Company learned that certain Company funds were unexpectedly unavailable, rendering the Company unable to repay the Notes.

Pursuant to a Special Advisor Agreement with Korr Acquisitions Group, Inc. (“KORR”), KORR provided certain investment advisory services and managed the investment and reinvestment of certain assets of the Company. Based upon information provided by KORR, the Company had believed that approximately $9.9 million of Company assets under management were in the form of cash, cash equivalents, marketable securities or similar readily liquid assets. However, when seeking to liquidate these assets, the Company learned that these investment assets were, in fact, invested in limited partnership interests of KORR Value, L.P., a limited partnership controlled by KORR, as general partner pursuant to a Limited Partnership Agreement dated May 9, 2020, and are not immediately able to be liquidated or readily accessible. In addition, the Company has reason to believe these limited partnership interests may be in a loss position, such that the Company may only be able to recover a portion of these assets, if any at all. The Company continues to investigate and gather information on these matters.

Additionally, as previously disclosed, on August 11, 2023, the Company entered into a Securities Purchase Agreement (the “August 2023 SPA”) with KORR Value, L.P. (the “KORR Fund”), pursuant to which, beginning on October 15, 2023 and through March 31, 2024, the Company has the right, but not the obligation, to sell to the purchaser, and to require the purchaser to purchase, up to $5.0 million of common stock (the “KORR Shares”), at a purchase price of $1.00 per share. Kenneth Orr, a beneficial owner of more than 5% of the Company’s common stock and the former Chairman of the Company, has sole voting and dispositive power over the shares held by KORR Fund. On November 15, 2023, we delivered a notice to the KORR Fund exercising our rights under the August 2023 SPA to require the purchase of five million shares of our common stock no later than the third business day following delivery of the notice, which was November 20, 2023. The KORR Fund provided the Company with notice that it did not believe that the Company satisfied the necessary conditions to require the KORR Fund to purchase the KORR Shares, and therefore, did not deliver the purchase price for the KORR Shares on such date. The Company disagrees that it did not satisfy the necessary conditions to require the KORR Fund to purchase the KORR Shares and is exploring all options and remedies with respect to the KORR Fund’s failure to deliver the purchase price for such shares.

*              *              *

If the Company continues not to have sufficient liquidity to pay the principal and interest on the Notes, or the Company is unable to resolve the alleged defaults under the Purchase Agreements and Notes, these circumstances could result in a default under other of the Company’s debt instruments and agreements that contain cross-default provisions, including the ANS Facility and the Business Loan Agreement dated June 19, 2007 by and between B W Electrical Services LLC and Provident Bank, as amended (the “BW Facility”). Although there are currently no amounts outstanding under the ANS Facility or the BW Facility, any of the foregoing would likely have a material adverse effect on the Company’s liquidity, financial condition and results of operations, and may render the Company insolvent and unable to sustain its operations and continue as a going concern.

Management has engaged Piper Sandler & Co. to assist the Company in addressing its debt and liquidity positions.  The Company intends to consider all strategic alternatives including restructuring or refinancing our debt, seeking additional debt or equity capital, reducing or delaying our business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned duly authorized.

Dated: November 21, 2023

CHARGE ENTERPRISES, INC.

By:	/s/ Leah Schweller
Leah Schweller Chief Financial Officer

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